UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 29, 2015

iCAD, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-9341	02-0377419
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

98 Spit Brook Road, Suite 100

Nashua, NH 03062

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (603) 882-5200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 29, 2015, iCAD, Inc. (the “Company”) entered into Change of Control Bonus Agreements (the “Agreements”) with Stacey Stevens, Kevin Burns and Kenneth Ferry (each, individually, an “Executive”). The Agreements provide, among other things, that upon a change of control of the Company, the Executive will be entitled to a cash bonus. A change of control for this purpose means the sale of all or substantially all of the assets of the Company or the acquisition of more than 50% of the outstanding equity or ownership interests by any one person or group of persons. The amount of the bonus will be based upon the product of (i) the number of shares of the Company’s outstanding equity interest as of the closing of the transaction resulting in a change of control multiplied by (ii) the price of one such interest as of such closing as reported on the principal stock exchange on which such equity interests are traded. If such amount is greater than $100 million, but does not exceed $150 million, the Company will pay Mr. Ferry 1.25% of such amount; Mr. Burns 1.00% of such amount; and Ms. Stevens 0.50% of such amount. In the event such amount exceeds $150 million, the Company will pay Mr. Ferry 1.75% of such amount; Mr. Burns 1.50% of such amount and Ms. Stevens 0.75% of such amount

Such Agreements will terminate upon the earliest of (a) payment of bonuses due to a change of control; (b) the Executive’s termination of employment prior to a change of control; or (c) by mutual agreement of the Company and the Executive. No benefits will be paid for such bonus if the Executive incurs a separation from service with the Company for any reason, not including military leave, sick leave, vacation or other bona fide leave of absence, at any time prior to a change of control. The Agreements also amend the language of each Executive’s employment agreements related to Section 280G of the Internal Revenue Code. The Agreements provide that the Company shall pay the Executive the greater of (i) all of the payments and benefits payable under the Agreement and all other agreements between the Company and the Executive as a result of a change in ownership or control or (ii) one dollar less than the amount of such payments and benefits that would subject the Executive to the tax imposed by Section 4999 of the Code, whichever gives the Executive the highest net after-tax amount.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

iCAD, INC.

Dated: October 29, 2015	/s/ Kenneth Ferry
Kenneth Ferry

Chief Executive Officer